UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2011

ENERGY CONVERSION DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8403	38-1749884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Lapeer Road, Auburn Hills, MI		48326
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (248) 475-0100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2011, the Board of Directors of Energy Conversion Devices, Inc. (“ECD” or the “Company”) appointed Julian Hawkins as Chief Executive Officer and President and a member of the Board of Directors, effective December 5, 2011 (the “Effective Date”). In addition, the Board has appointed Interim President Jay Knoll as Executive Vice President and Chief Restructuring Officer and a member of the Board of Directors effective as of the Effective Date.

Mr. Hawkins’ employment by ECD is at will. According to the terms of an Offer Letter, dated November 21, 2011, between the Company and Mr. Hawkins (the “Offer Letter”), he will be paid an annual base salary of $440,000 and will be eligible to receive a discretionary annual incentive bonus of 100% of his base salary.

Mr. Hawkins will be eligible for the standard ECD retirement and other health and welfare benefit programs provided to officers of the Company. During a transition period the Company will reimburse Mr. Hawkins for reasonable travel and living expenses and subsequently for relocation expenses. The Company will reimburse Mr. Hawkins for attorney’s fees incurred by him in connection with negotiation of the Offer Letter.

Mr. Hawkins will receive a sign-on bonus of $300,000. If within the first twelve months following the Effective Date, (i) Mr. Hawkins terminates his employment with the Company for any reason other than a voluntary termination following a Change of Control (as such term is defined in the 2010 Omnibus Incentive Compensation Plan (the “Incentive Plan”)), or (ii) the Company terminates Mr. Hawkins’ employment for cause (as such term is defined in the Company’s Executive Severance Plan (the “Severance Plan”)), then Mr. Hawkins will be obligated to repay the Company a portion of the sign-on bonus, pro-rated to the number of months remaining in the twelve month period following the Effective Date.

Mr. Hawkins will also receive a restricted stock unit award (the “RSU Award”) under terms evidenced in a separate award agreement, which will include terms substantially similar to the Incentive Plan. The number of shares subject to the RSU Award will be 1,599,335 (equal to approximately 3% of the outstanding shares of common stock of the Company as of June 30, 2011). Fifty percent (50%) of the RSU Award will vest on the six-month anniversary of the Effective Date, provided Mr. Hawkins remains employed by the Company on that date. The remaining 50% will vest on the one-year anniversary of the Effective Date, provided Mr. Hawkins remains employed by the Company on that date. The RSU Award will be cancelled, and no portion of the RSU Award will vest, if, and only if, during the 90-day period beginning on the Effective Date, the Company enters into a binding agreement to enter into a transaction or series of transactions that would constitute a Change of Control as defined in the Incentive Plan.

In connection with his employment, Mr. Hawkins will become a participant in the Severance Plan pursuant to which, in the event of an involuntary termination by the Company other than for Cause as defined by the Severance Plan, he will be entitled to receive an amount equal to the sum of his base salary and any applicable portion of annual incentive payments due under the Severance Plan, with a Severance Coverage Period (as defined under the Severance Plan) of two years. Under the terms of the Offer Letter, Mr. Hawkins has agreed to certain restrictive covenants, including matters pertaining to confidentiality, non-competition, non-solicitation and non-disparagement.

Prior to joining ECD, Mr. Hawkins, 46, served as Senior Vice President, Sales & Marketing of Abound Solar since June 2008, and has more than 25 years of experience in sales and marketing roles in Europe, Asia and the Americas, including as Vice President, Sales and Solutions Marketing at Integrated Device Technologies, Inc. from June 2004 through May 2008 and previous experience in senior sales and marketing roles at Infineon Technologies, Inc. and Samsung Semiconductor Inc. He holds a B.S. in Computer Science from Manchester University.

Mr. Knoll, 48, had been the Company’s Interim President since May 2011, and before that was the company’s Executive Vice President, General Counsel and Chief Administrative Officer of ECD. Prior to being named Executive Vice President in August 2009, he was Senior Vice President, General Counsel and Chief Administrative Officer, a position he held since October 2007. Mr. Knoll joined the Company in 2006 as Vice President and General Counsel.

Item 7.01.	Regulation FD Disclosure.

On November 28, 2011, the Company issued the press release attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information included in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Press release, dated November 28, 2011, issued by Energy Conversion Devices, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY CONVERSION DEVICES, INC.

	By:	/s/ Jay B. Knoll
	Name:	Jay B. Knoll
	Title:	Interim President

Date: November 28, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated November 28, 2011, issued by Energy Conversion Devices, Inc.

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